EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS
SECOND QUARTER 2006 RESULTS

Rye Brook, NY — August 1, 2006 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the quarter ended June 30, 2006.

Second Quarter 2006 Highlights

•                  Revenues increased 57% to $361.2 million over the second quarter of 2005

•                  Net income for the quarter was $18.1 million, or $0.30 per diluted share

•                  Medicare Part D (“Part D”) membership grew to 440,000

•                  Medicare Advantage membership increased by 28% during the quarter

Second Quarter 2006 Compared to Second Quarter 2005

Universal American reported net income of $18.1 million for the second quarter of 2006, or $0.30 per diluted share, which included $0.5 million, after tax, of stock option expense.  This compares to $18.7 million, or $0.32 per diluted share, reported for the second quarter of 2005, which included $3.0 million, or $0.05 per diluted share, of after-tax realized gains and after-tax expenses of $0.7 million, or $0.01 per diluted share, relating to the implementation of our Part D program.  Total revenues for the second quarter of 2006 increased 57% to $361.2 million.

Management Comments

“We are very pleased with our results for the second quarter and believe that we are on track to achieve the growth in revenues and profitability that we had forecast. Universal American continues to execute its strategy to capitalize on the dynamic opportunities for growth in the senior healthcare market,” said Richard Barasch, Chairman and CEO. “The highlights of the quarter were the accelerated growth of our Medicare Advantage business, the continued successful implementation of the Part D program, and expected improvements in the loss ratio during the quarter on our Medicare Supplement business.”

Medicare Advantage

Our Medicare Advantage segment again performed well in the second quarter of 2006, and as we head into the lock-in period, we are pleased with the results of our marketing efforts over the past six months. During the second quarter, membership increased by 28% to more than 48,000, and annualized revenues increased to more than $471 million.  This was fueled both by 17% membership growth in our HMO coordinated care plans and 57% membership growth in our private fee-for-service plans in the second quarter. We estimate that our total membership as of July 1, 2006 is more than 50,000, an increase of 67% over the beginning of 2006.

The profitability of our Medicare Advantage business also continued to grow as well. For the second quarter of 2006, the segment earned pre-tax income of $10.4 million on revenues of $111.3 million. As compared to the second quarter of 2005, revenues increased by 92% and pre-tax income rose by 46%. As we had anticipated, our margins were impacted by slightly higher loss ratios and increased spending to support the ambitious marketing and expansion goals that we have set for this line of business.

On a sequential basis, revenues in the Medicare Advantage segment increased by 22%, while pre-tax income rose by 12%, compared to the first quarter of 2006.

Medicare Part D

The performance of our Part D program continues to be promising. Early in 2005, Universal American established a strategic alliance with PharmaCare Management Services, Inc. (“PharmaCare”), a wholly owned subsidiary of CVS Corporation (NYSE: CVS) to provide prescription drug insurance under the Part D program. We were successful bidding under the benchmark in 26 of the 32 regions, and have received an allocation of dual-eligibles in those markets for the 2006 plan year.

Our second quarter results are based on enrollment information provided by The Centers for Medicare and Medicaid Services (“CMS”), which indicated that approximately 440,000 members were enrolled in our plans as of June 30, 2006.  We are in the process of reconciling these numbers with CMS and expect that subsequent quarters’ numbers will be more precise.

We are encouraged by the risk management elements of our plans. Our products appear to have been priced at levels that will provide an appropriate return for Universal American for the year. In the second quarter of 2006, we earned $7.9 million pre-tax on revenues of $79.6 million.  Given the nature of the benefit design, we anticipate that our loss ratios should improve through the remaining quarters of 2006.

Senior Market Health

We are pleased to report that the loss ratios on our Medicare Supplement business were in line with our forecast.  Our loss ratio for the second quarter was 71.8%, slightly lower than our forecast for the quarter and lower than the pro-forma of 73.4% that we incurred in the second quarter of last year.  We remain comfortable with our estimate that our Medicare Supplement loss ratio will be in the range of 71.5% to 73.5% for the full year 2006.

Excess lapsation in our Medicare Supplement business abated in the second quarter, but not quite as much as anticipated. The number of lapsed policies decreased by 12% over the first quarter of 2006; however, we incurred approximately $1.0 million more of non-cash amortization of deferred acquisition costs than we had forecast. Now that the Medicare Advantage lock-in has taken effect as of July 1, 2006, we expect our lapsation to decline for the balance of the year.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company.  Revenues for the second quarter of 2006 increased by 48% to $21.8 million compared to the second quarter of 2005, largely due to the addition of the administration of the Part D and Medicare Advantage business.  Profit in the second quarter was $4.8 million, a 57% increase over the second quarter of last year.

Specialty Health

Revenues in Universal American’s Specialty Health segment increased 2% to $44.6 million, and pre-tax income increased 18% to $8.0 million, compared to the second quarter of 2005. As compared to the first quarter of 2006, pre-tax income increased by 71% largely as result of improvement in morbidity experience.

Life Insurance and Annuity

Revenues in the Life Insurance and Annuity segment increased 7% to $25.0 million, and pre-tax income increased 10% to $3.8 million, compared to the second quarter of 2005.

Balance Sheet Data

Total assets were $2.7 billion as of June 30, 2006 compared to $2.2 billion at December 31, 2005.  Total reserves for policyholder liabilities were $1.6 billion at June 30, 2006 compared to $1.4 billion at December 31, 2005. Stockholders’ equity as of quarter-end was $539.2 million, or $9.22 per common share, compared to $531.9 million, or $9.12 per common share, at December 31, 2005.  As of June 30, 2006, excluding the effect of FAS 115 (which includes the net unrealized appreciation of the Company’s investment portfolio), stockholders’ equity was $521.2 million and fully diluted book value per common share was $8.76.  Return on equity for the second quarter of 2006 was 13.6%.  Excluding the effect of FAS 115, return on equity for the second quarter of 2006 was 14.2% (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Debt to total capitalization, excluding the effect of FAS 115, (including the trust preferreds) decreased to 24.4% at June 30, 2006 from 25.8% at December 31, 2005 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Universal American’s investment portfolio, which totaled $1.3 billion at June 30, 2006, remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.  As of June 30, 2006, Universal American’s bonds were worth $9.4 million more than their book value.  Universal American did not realize any capital gains during the quarter ended June 30, 2006, compared to $3.0 million in pre-tax gains in the second quarter of 2005.

Guidance

For the full year 2006, Universal American expects to earn approximately $1.27 to $1.35 per fully diluted share, including an expense of approximately $0.03 per diluted share, after tax, to reflect the impact of stock option costs.  This  guidance does not include the costs that we are planning to incur during the remainder of 2006 to promote the growth of our Part D program and expand our presence in the Medicare Advantage business, including entrance into new Medicare HMO markets and 20 additional states for Medicare Advantage private fee-for-service in 2007.

The following table provides additional information relating to our guidance for the third and fourth quarters of 2006.

	Reported	Projected Ranges
	Six Months June 30, 2006	3Q06		4Q06		FY 2006
Diluted EPS:
EPS, excluding FAS123R	$0.44	$0.45	$0.49	$0.42	$0.46	$1.31	$1.39
FAS123R	(0.02)	(0.01)	(0.01)	(0.01)	(0.01)	(0.04)	(0.04)
Reported EPS	$0.42	$0.44	$0.48	$0.41	$0.45	$1.27	$1.35

Revenue (In millions)
Senior Managed Care - Medicare Advantage	$202	$120	$129	$119	$129	$442	$460
Senior Market Health Insurance:
Medigap	195	90	95	91	97	376	387
Medicare Part D	158	74	85	70	81	302	324
Specialty Health Insurance	90	40	46	39	46	169	182
Life Insurance and Annuity	50	25	27	25	27	99	104
Senior Administrative Services	42	19	22	19	22	80	86
Corporate / Eliminations	(30)	(11)	(16)	(10)	(15)	(51)	(61)
Total Revenue	$707	$357	$388	$353	$387	$1,417	$1,482
Senior Managed Care - Medicare Advantage
End of quarter Membership
Health Plans	32,863	32,500	34,000	32,000	34,500
Private fee-for-service	15,446	16,500	17,500	15,500	16,500
Total	48,309	49,000	51,500	47,500	51,000
Segment loss ratio	73.4%	73.0%	76.0%	73.0%	76.0%	73.0%	76.0%
Senior Market Health Insurance
Annual Premium In-force (in millions)	$528	$498	$530	$501	$532
Segment Loss Ratio	76.0%	68.0%	70.0%	66.5%	68.5%	71.5%	73.5%
Pre-tax Margin	(3.0%)	9.0%	11.0%	10.5%	12.5%	3.5%	4.1%

Medicare Part D
End of quarter Membership	440,000	440,000	460,000	435,000	450,000
Pre-tax Margin	8.4%					11.0%	13.0%

Conference Call

Universal American will host a conference call at 9:30 a.m. Eastern Time on Wednesday, August 2, 2006 to discuss the second quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

*     *     *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding the introduction of our Part D program, including our estimates of membership, costs and revenues; future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Consolidated Results	2006	2005	2006	2005

Direct and assumed premiums	$503.5	$259.6	$997.1	$522.0

Net premiums and policyholder fees	$319.9	$204.9	$629.2	$407.2
Net investment income	21.3	17.4	41.4	34.0
Equity in earnings of unconsolidated subsidiary	12.9	—	22.7	—
Other income	7.1	4.5	13.4	8.7
Realized gains	—	3.0	—	4.1
Total revenues	361.2	229.8	706.7	454.0

Policyholder benefits	245.0	146.5	497.2	289.9
Interest credited to policyholders	4.7	4.6	9.2	9.2
Change in deferred acquisition costs	(5.5)	(17.6)	(10.9)	(33.3)
Amortization of present value of future profits	2.1	1.2	4.5	2.9
Commissions and general expenses, net of allowances	86.0	67.4	166.8	133.0
Total benefits and expenses	332.3	202.1	666.8	401.7

Income before income taxes	28.9	27.7	39.9	52.3

Income taxes, excluding capital gains	(10.8)	(9.0)	(14.8)	(17.2)
Income tax benefit (expense) on capital gains(2)	—	—	—	(0.4)

Total income taxes(1)	(10.8)	(9.0)	(14.8)	(17.6)

Net income	$18.1	$18.7	$25.1	$34.7

Per Share Data (Diluted)
Net income	$0.30	$0.32	$0.42	$0.60

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Income (loss) before Taxes by Segment	2006	2005	2006	2005

Senior Managed Care-Medicare Advantage	$10.4	$7.1	$19.6	$14.1
Senior Market Health:
Medigap	0.4	8.9	(5.8)	15.7
Part D	7.9	(0.4)	13.3	(0.4)
Specialty Health	8.0	6.8	12.7	12.4
Life Insurance & Annuity	3.8	3.4	4.8	7.4
Senior Administrative Services	4.8	3.0	7.2	6.7

Corporate	(6.4)	(4.1)	(11.9)	(7.7)

Realized gains	—	3.0	—	4.1

Income before income taxes	$28.9	$27.7	$39.9	$52.3

BALANCE SHEET DATA	June 30, 2006	December 31, 2005
Total Cash and Investments	$1,784.5	$1,509.5
Total Assets	$2,652.8	$2,228.0
Total Policyholder Related Liabilities	$1,593.5	$1,428.4
Outstanding Bank Debt	$93.2	$95.8
Other Long Term Debt	$75.0	$75.0
Total Stockholders’ Equity	$539.2	$531.9
Book Value per Common Share	$9.22	$9.12
Diluted Weighted Average Shares Outstanding-Year to Date	59.9	59.1

Non-GAAP Financial Measures *
Total Stockholders’ Equity (excluding FAS 115) *	$521.2	$492.0
Diluted Book Value per Common Share (excluding FAS 115) *(3)	$8.76	$8.27
Debt to Total Capital Ratio *(4)	24.4%	25.8%

*                    Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)             The overall effective tax rate for the quarter ended June 30, 2006 was 37.3% and was 32.6% for the same quarter of 2005. The overall effective tax rate for the six months ended June 30, 2006 was 37.1% and was 33.7% for the six months ended June 30, 2005.  The effective tax rates for 2005 include a $1.0 million release of a tax valuation allowance relating to net capital loss carry forwards.

(2)             Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods.  However, the tax on realized gains for 2005 include a $1.0 million release of a tax valuation allowance relating to net capital loss carry forwards.

(3)             Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4)             The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions, except per share amounts
(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity (excluding FAS 115)	June 30, 2006	December 31, 2005
Total stockholders’ equity	$539.2	$531.9
Less: Accumulated other comprehensive income	(18.0)	(39.9)

Total Stockholders’ Equity (excluding FAS 115)	$521.2	$492.0

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding FAS 115)	June 30, 2006	December 31, 2005
Total stockholders’ equity	$539.2	$531.9
Proceeds from assumed exercises of vested options	24.8	17.9
	$564.0	$549.8
Diluted common shares outstanding	62.3	61.6

Diluted Book Value per Common Share	$9.05	$8.92
Total stockholders’ equity (excluding FAS 115)	$521.2	$492.0
Proceeds from assumed exercises of vested options	24.8	17.9
	$546.0	$509.9
Diluted common shares outstanding	62.3	61.6

Diluted Book Value per Common Share (excluding FAS 115)	$8.76	$8.27

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions
(Unaudited)

Debt to Total Capital Ratio	June 30, 2006	December 31, 2005
Outstanding bank debt	93.2	95.8
Other long term debt	75.0	75.0
Total outstanding debt	$168.2	$170.8

Total stockholders’ equity	$539.2	$531.9
Outstanding bank debt	93.2	95.8
Other long term debt	75.0	75.0
Total Capital	$707.4	$702.7

Debt to Total Capital Ratio	23.8%	24.3%

Total stockholders’ equity (excluding FAS 115)	521.2	492.0
Total outstanding bank debt	93.2	95.8
Total outstanding trust preferred securities	75.0	75.0
Total Capital	689.4	662.8
Debt to Total Capital Ratio	24.4%	25.8%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	Three Months Ended June 30,		Six Months Ended June 30,
Return on Equity	2006	2005(1)	2006	2005(1)

Net Income	$18.1	$18.7	$25.1	$34.7

Total stockholders’ equity:
Beginning of period	$528.8	$431.9	$531.9	$419.4
End of period	539.2	513.5	539.2	513.5
Average stockholders’ equity	$534.0	$454.5	$535.6	$446.4

Return on Equity	13.6%	16.4%	9.4%	15.6%

Total stockholders’ equity (excluding FAS 115):
Beginning of period	$500.4	$399.2	$492.0	$378.4
End of period	521.2	464.6	521.2	464.6
Average stockholders’ equity (excluding FAS 115)	$510.8	$413.7	$506.6	$401.4

Return on Equity (excluding FAS 115)	14.2%	18.1%	9.9%	17.3%

(1)             Adjusted to weight the $44.2 million of net proceeds from the equity offering, which closed on June 22, 2005.

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating return on equity.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
NON-GAAP FINANCIAL MEASURES
In millions
(Unaudited)

Administrative Services Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Administrative Services pre-taxincome	$4.8	$3.0	$7.2	$6.7
Depreciation, amortization and interest	0.8	0.6	1.6	1.0
Earnings before interest, taxes,depreciation and amortization	$5.6	$3.6	$8.8	$7.7

In addition to pre-tax income, we also evaluate the results of our Administrative Services segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

Medicare Advantage Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Medicare Advantage pre-tax income	$10.4	$7.1	$19.6	$14.1
Depreciation, amortization and interest	1.1	0.4	2.1	1.3
Earnings before interest, taxes,depreciation and amortization	$11.5	$7.5	$21.7	$15.4

In addition to pre-tax income, we also evaluate the results of our Medicare Advantage segment based on EBITDA.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt.  Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements.  While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609